Exhibit 99.1

News Release

For Immediate Release

Catasys Reports 2018 Third Quarter Financial Results

●	Q3 2018 Record Billings of $6.3 Million, Up 210% Year over Year and Up 21% from Q2
●	Q3 2018 Record GAAP Revenue of $4.4 Million, Up 266% Year over Year and up 33% from Q2
●	Reiterates 2018 Billings Guidance of $20.0 Million
●	Company Issues 2019 GAAP Revenue Guidance of $35 Million
●	Company to Host Conference Call at 4:30 pm ET Today

Los Angeles, CA – November 14, 2018 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today reported its financial results for the third quarter ended September 30, 2018. The Company provides big data-based analytics and predictive-modeling-driven healthcare services to health plans and their members through its OnTrak™ solution.

Third Quarter 2018 and Recent Business Highlights

●	Catasys’ new enrollment for the quarter ended September 30, 2018, increased 65% year over year.
●

Catasys’ outreach pool of eligible members continued to rapidly increase due to new program launches with three large insurers and expansions with three existing health plan partners in the first nine months of 2018. The Company’s outreach pool has reached approximately 38,000, 9% higher than at the end of second quarter 2018.

●

New customer launches continue to take approximately 12 months to reach an annual 20% enrollment rate. One year after launch, the Company generally enrolls in excess of 20% of its outreach pool. Catasys receives approximately $6,500 net per enrolled member.

●

September 2018 – Expanded OnTrak-A to Iowa and Nebraska, representing the 10th and 11th states with this customer, one of the nation’s leading health plans (OnTrak now available in 22 states with this launch)

●	September 2018 – Expanded OnTrak-A to Florida and Georgia, representing the 12th and 13th states with this customer
●

October 2018 – Entered into agreement with Capital BlueCross, a regional health insurer in Pennsylvania, to provide eligible members with access to Catasys’ OnTrak solution starting the first quarter of 2019

●	The OnTrak program is currently available through seven health plans in 22 states.

2018 Guidance

●

Catasys reiterates its expectation to achieve annual billings (amount invoiced in a particular period net of credits, pursuant to existing contracts based on enrolled members) of $20.0 million based solely on the current outreach pool of eligible members.

●

Catasys maintains its guidance despite a health plan partner representing more than 50% of this year’s outreach pool operating at 50% of anticipated enrollment capacity due to structural billing issues specific to this customer. This has resulted in lower-than-anticipated billings and revenue as well as a smaller underlying outreach pool than would be expected in a similarly sized customer. As the Company resolves the structural billing issues in Q4, Catasys anticipates a significant increase in not only the outreach pool size but also a significant increase in 2019 billings and revenue. Implicit in the Company’s 2018 results is the outperformance of its financial model by its other health plan partners.

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2019 Guidance

●

Beginning in 2019, the Company will no longer be reporting annual billings as a metric and will shift to GAAP revenue guidance. Revenues increased in the nine months ended September 30, 2018 to $9.6 million from $4.7 million in the prior-year period.

●	Catasys expects to report revenues of at least $35 million in 2019. The Company anticipates that this revenue increase will be supported through accelerating enrollment growth during this coming year.
●

This guidance solely represents existing enrollment launches with current health plan partners and several program expansions with existing customers and does not include new contracts and subsequent launches, initial launches of existing contracts, and new expansions within existing contracts.

Management Commentary

Mr. Rick Anderson, President and COO of Catasys, stated, “During the third quarter of 2018, we were pleased to announce the geographic expansion of the OnTrak-A program into four new states with one of the nation’s leading health plans. With OnTrak-A’s expansion into Iowa and Nebraska, OnTrak is now available in 22 states. We are also excited to begin working with a new health plan partner Capital BlueCross whose eligible commercial members will be able to take advantage of our OnTrak solution in the first quarter of 2019. As we continue to see program expansions with existing partners and contract wins with new customers, we expect our outreach pool to rapidly ramp as we head into 2019, which will subsequently have a positive impact on enrollments and revenues.”

Board Appointments and Outlook for 2018

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We were thrilled to recently welcome three new members to our Board of Directors, Ed Zecchini, Sharon Gabrielson, and Diane Seloff, each with decades of experience specializing in different areas of healthcare. Following Jeremiah Stone’s appointment to our new Chief Technology Officer role in July, we tapped these seasoned healthcare executives as a part of our strategy to continue driving technological innovation forward at Catasys while maximizing our future growth trajectory. We expect to make other additions to our Board in the near future, which may include tapping C-Suite executives from national health plans.

“Billings for the third quarter of 2018 were in line with our expectations given our strong performance in July. With our continued success in expanding relationships with existing health plan partners and launching enrollment with new customers in the first nine months of 2018, we have achieved $14.5 million in billings for the period and are on track to achieve our previously provided guidance of $20.0 million in annual billings for 2018. Our outreach pool of eligible members continues to ramp up as a result of ongoing program expansions and enrollment launches, and we continue to invest in our healthcare services and support system to ensure we are able to support our growing number of enrolled members. Based on this current outreach pool and our typical ramp up timeline for enrollment, we feel very confident that our 2019 guidance of $35 million in revenues will serve as a conservative floor for the coming year. We are well positioned to execute on our growth strategy as we head into 2019 and look forward to exceeding expectations this coming year.”

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Third Quarter and Nine Month 2018 Financial Review

Billings

●

Catasys’ billings increased 210% to $6.3 million for the third quarter of 2018, from $2.0 million in the prior-year period, driven by enrollment growth in new plans and expansions in existing plans. Billings increased approximately 21% sequentially from $5.2 million in the second quarter of 2018.

●	Billings for the nine months ended September 30, 2018, increased 127% to $14.5 million, compared to $6.4 million in the prior-year period.

Revenues

●

Revenues increased 266% to $4.4 million for the third quarter of 2018, from $1.2 million during the same period in 2017. The increase was driven by the launch of enrollment with three new health plans, expansions with three existing health plan partners, and continued enrollment growth from existing plans in the first nine months of 2018, resulting in a net increase in the number of members enrolled in our OnTrak solution during the third quarter of 2018 compared with the same period in 2017. Newly enrolled members as of September 30, 2018, were 65% greater than at September 30, 2017.

●	Revenues increased 104% to $9.6 million for the nine months ended September 30, 2018, from $4.7 million during the same period in 2017.

Deferred Revenue

●

When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for cases where members terminated from the program early.

●	Deferred revenue was $5.0 million at September 30, 2018, an increase of 73% from $2.9 million at December 31, 2017.

Operating Expenses

●

Operating expenses in the third quarter of 2018 were $8.4 million, compared to $4.3 million in the prior-year period. This increase was mainly due to increased costs of healthcare services to support the increasing number of enrolled members; incremental investments in data science, IT and systems development to drive growth and efficiency; and approximately $2.0 million related to non-cash stock option expense compared to the prior-year period.

●	Operating expenses in the first nine months of 2018 totaled $22.0 million, compared to $12.6 million in the prior-year period due to the reasons mentioned above.

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●

Cost of healthcare services consists primarily of salaries for Catasys’ care coaches and outreach specialists, healthcare provider claims payments to Catasys’ network of physicians and psychologists, and fees charged by third party administrators for processing these claims. In addition, the Company hires staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak. The costs for such staff are included in cost of healthcare services during training and ramp-up periods.

Net Income (Loss)

●

For the third quarter of 2018, net loss was $4.4 million, or $0.27 per diluted share, compared to a net loss of $3.1 million, or $0.06 per diluted share, in the prior-year period, which was primarily a result of the increased operating expenses mentioned above.

●	For the first nine months of 2018, net loss was $12.8 million, or $0.80 per diluted share, compared to $10.9 million, or $0.30 per diluted share in the prior-year period.

Conference Call – November 14, 2018 – 4:30 pm ET

The Company will host a conference call/webcast on Wednesday, November 14, 2018, at 4:30 pm ET/1:30 pm PT. Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/26981/indexl.html

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

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Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company makes reference in this press release to billings, a non-GAAP financial measure, as a supplemental measure to review and assess our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. We define billings as the amount invoiced in a particular period pursuant to existing contracts based on enrolled members. We use billings as a measure of operating performance to assist in comparing performance from period to period on a consistent basis.

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We believe that the use of this non-GAAP financial measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in the applicable performance requirements contained in the relevant contracts, which may be different from other companies in our industry.

Billings is not defined under GAAP and is not presented in accordance with GAAP. This non-GAAP financial measure has limitations as an analytical tool, and when assessing our operating performance, investors should not consider it in isolation, or as a substitute for revenue prepared in accordance with GAAP. A reconciliation from this non-GAAP financial measure to the GAAP financial measure is included at the end of this release.

Contacts

Catasys, Inc.
Patricia Rouhafza, 310-444-4346

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Healthcare services revenues	$4,369	$1,195	$9,553	$4,682

Operating expenses
Cost of healthcare services	3,237	1,664	8,465	4,361
General and administrative	5,120	2,575	13,298	8,144
Depreciation and amortization	59	47	229	131
Total operating expenses	8,416	4,286	21,992	12,636

Loss from operations	(4,047)	(3,091)	(12,439)	(7,954)

Other Income	-	16	40	44
Interest expense	(241)	(1)	(278)	(3,408)
Loss on conversion of note	-	-	-	(1,356)
Loss on issuance of common stock	-	-	-	(145)
Change in fair value of derivative liability	-	-	-	132
Change in fair value of warrant liability	(65)	(2)	(94)	1,767
Loss from operations before provision for income taxes	(4,353)	(3,078)	(12,771)	(10,920)
Provision for income taxes	-	2	-	4
Net Loss	$(4,353)	$(3,080)	$(12,771)	$(10,924)

Basic and diluted net loss from operations per share:	$(0.27)	$(0.06)	$(0.80)	$(0.30)

Basic and diluted weighted number of shares outstanding	15,917	47,638	15,909	36,181

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	September 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$4,855	$4,779
Receivables, net of allowance for doubtful accounts of $0 and $476, respectively	2,391	511
Prepaids and other current assets	628	366
Total current assets	7,874	5,656
Long-term assets
Property and equipment, net of accumulated depreciation of $1,747 and $1,542, respectively	314	612
Deposits and other assets	291	336
Total Assets	$8,479	$6,604

LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY
Current liabilities
Accounts payable	$441	$980
Accrued compensation and benefits	1,205	1,177
Deferred revenue	5,031	2,914
Other accrued liabilities	1,973	578
Total current liabilities	8,650	5,649
Long-term liabilities
Long term debt, net of discount of $535 and $0, respectively	7,415	-
Deferred rent and other long-term liabilities	-	25
Capital leases	-	2
Warrant liabilities	124	30
Total Liabilities	16,189	5,706

Stockholders' (deficit)/equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 16,087,186 and 15,889,171 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in-capital	296,506	294,220
Accumulated deficit	(304,218)	(293,324)
Total Stockholders' (Deficit)/Equity	(7,710)	898
Total Liabilities and Stockholders' (Deficit)/Equity	$8,479	$6,604

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
(In thousands)	September 30,
	2018	2017
Operating activities:
Net loss	$(12,771)	$(10,924)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	229	131
Amortization of debt discount and issuance costs included in interest expense	95	3,335
Warrants issued for services	86	-
Loss on disposal of fixed assets	69	-
Provision for doubtful accounts	-	307
Deferred rent	(67)	(60)
Share-based compensation expense	2,024	191
Common stock issued for consulting services	112	181
Loss on conversion of convertible debenture	-	1,356
Loss on issuance of common stock	-	145
Fair value adjustment on warrant liability	94	(1,767)
Fair value adjustment on derivative liability	-	(132)
Changes in current assets and liabilities:
Receivables	(1,880)	36
Prepaids and other current assets	3	113
Deferred revenue	3,994	1,655
Accounts payable and other accrued liabilities	949	85
Net cash used by operating activities	$(7,063)	$(5,348)

Investing activities:
Purchases of property and equipment	$-	$(274)
Net cash used by investing activities	$-	$(274)

Financing activities:
Proceeds from the issuance of common stock and warrants	$-	$16,458
Proceeds from the issuance of bridge loans	-	1,300
Payments on convertible debenture	-	(4,363)
Transactions costs	-	(1,667)
Proceeds from secured promissory note	7,500	-
Debt issuance costs	(336)	-
Capital lease obligations	(25)	(31)
Net cash provided by financing activities	$7,139	$11,697

Net increase in cash and cash equivalents	$76	$6,075
Cash and cash equivalents at beginning of period	4,779	851
Cash and cash equivalents at end of period	$4,855	$6,926

Supplemental disclosure of cash paid
Interest	$-	$-
Income taxes	$-	$40
Supplemental disclosure of non-cash activity
Common stock issued for conversion of debt and accrued interest	$-	$7,163
Common stock issued upon settlement of deferred compensation to officer	$-	$1,122
Warrants issued in connection with A/R Facility	$64	$-

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CATASYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT)/EQUITY

			Additional
(Amounts in thousands, except for number of shares)	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2017	15,889,171	$2	$294,220	$(293,324)	$898
Adoption of accounting standard	-	-	-	1,877	$1,877
Balance at January 1, 2018	15,889,171	2	294,220	(291,447)	2,775

Common stock issued for outside services	24,000	-	112	-	112
Warrants issued for services	-	-	86	-	86
Warrants issued in connection with A/R facility	-	-	64	-	64
Cashless warrant exercise	174,015	-	-	-	-
Share-based compensation expense	-	-	2,024	-	2,024
Net loss	-	-	-	(12,771)	(12,771)
Balance at September 30, 2018	16,087,186	$2	$296,506	$(304,218)	$(7,710)

CATASYS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2018	2017	2018	2017

Revenues	$4,369	$1,195	$9,553	$4,682
Add:
Estimate of Uncollectable Billings*	$296	$-	$770	$-
Net Change in Deferred Revenue	1,618	812	4,179	1,655
Billings, non-GAAP	$6,283	$2,007	$14,502	$6,337

* Represents one customer who we bill over a limited number of provider visits